Exhibit 23.1

                    CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
WebEx Communications, Inc.

     We consent to the incorporation herein by reference of our report dated March 30, 2000 relating to the consolidated balance sheets of WebEx, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Registration Statement on Form S-1 of WebEx Communications, Inc. filed on July 28, 2000.


                                              /s/ KPMG LLP

Mountain View, California
October 11, 2000